Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Wimi Hologram Cloud Inc. of our report dated April 29, 2020, with respect to our audits of consolidated financial statements of Wimi Hologram Cloud Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, which appears in Wimi Hologram Cloud Inc.’s Annual Report on Form 20-F dated April 29, 2020 and in Form F-1 (File No. 333-240097) dated July 27, 2020.

/s/ Friedman LLP

New York, New York

August 5, 2020